Exhibit 99.2

BroadSoft Announces Definitive Agreement to Acquire Movial Applications

Movial’s user interface expertise will put the power of BroadSoft’s Unified Communications services in the hands of end-users

GAITHERSBURG, MD, October 11, 2011 – BroadSoft, Inc. (NASDAQ: BSFT) today announced it has signed a definitive agreement to acquire Helsinki, Finland-based Movial Applications, a privately held client developer for IP communications services, in an all cash transaction. The closing of the acquisition is subject to the satisfaction of various customary closing conditions. The combined expertise from this transaction is expected to fundamentally change the way individuals communicate by placing the power of BroadSoft’s UC applications in the hands of enterprise and consumer users.

Movial Applications designs and develops state-of-the-art user interfaces (UIs) and multimedia sharing applications that are optimized for a wide range of communications devices and IP-based communications applications. By leveraging BroadSoft’s BroadWorks(R) and BroadCloudTM communications services and Movial Applications’ client design experience for PCs and mobile devices, global service providers will be able to deliver tightly integrated Unified Communications (UC) services, with a consistent user experience across a broad range of devices and operating systems.

“The proliferation of mobile broadband and explosive growth of smart mobile devices are dramatically changing the way individuals can communicate, opening new opportunities in our industry,” said Michael Tessler, president and chief executive officer, BroadSoft. The Movial Applications purchase will position BroadSoft to enable our customers to capitalize on this market opportunity by tightly integrating the extensive capabilities already provided by BroadWorks and BroadCloud, with a superior user experience across a user’s preferred communication device.”

The Movial acquisition delivers several key benefits to BroadSoft and its customer base of more than 450 global service providers.

Key Benefits to BroadSoft:

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Strengthens unified and rich communications capabilities – Enables BroadSoft to deliver a more seamless experience for end-users to access consumer and unified communications services such as high-definition (HD) voice, video calling and conferencing, instant messaging (IM), presence and web collaboration, across the multiple and increasingly mobile devices they use every day.

•	Enhances RCS, IMS, VoLTE capabilities – Advances BroadSoft’s VoLTE, RCS, RCSe and IMS capabilities by complementing superior server functionality with rich user applications.

•	Extends commitment to a superior user experience – Builds upon BroadSoft’s commitment to ensure an intuitive user experience regardless of the end-user’s preferred communication device.

Key Benefits to Service Providers:

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Improves customer satisfaction, retention and ARPU – Enables operators to expand their UC service capabilities to include the delivery of communications services to the user’s preferred mobile communications device.

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Delivers superior Quality of Experience – By integrating carrier-grade communications applications enabled by BroadWorks and BroadCloud with rich client interface design capabilities, service providers can offer a superior, carrier-grade Quality of Experience (QoE).

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Enhances Service Provider Brand – Mobile network operators and converged service providers can now tightly integrate BroadSoft’s enhanced mobile and UC services with mobile devices to create a consistent, branded communications experience across multiple devices (smartphone, tablet or personal computer).

“The promise of unified communications is the ability for enterprises and consumers to communicate and collaborate from anywhere, using their preferred communications device,” adds Scott Hoffpauir, chief technology officer, BroadSoft. “For more than 12 years, we have focused on designing and developing superior communications applications, and with Movial Applications, we believe the promise of UC will be fully realized.”

Under the terms of the agreement, BroadSoft will acquire Movial’s client user applications, products, technologies and related assets, as well as certain employees.

BroadSoft anticipates the acquisition will be non-dilutive to non-GAAP earnings per share for 2012.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by their use of terms and phrases such as “will”, “believe”, “expect”, “anticipate”, and other similar terms and phrases and include statements regarding BroadSoft’s ability to leverage Movial’s technology to enhance the capabilities and extend the reach of BroadSoft’s Unified Communications offerings, the benefits of the acquisition to BroadSoft and its service provider customers and the acquisition’s impact on BroadSoft’s non-GAAP earnings per share through 2012. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to BroadSoft’s ability to: incorporate Movial’s technology, continue to service the customers acquired through the transaction at historical levels, extend Movial’s technology to additional customers, integrate and retain Movial personnel and the risk that the transaction may not close as a result of the failure to meet closing conditions, as well as those factors contained in the “Risk Factors” section of BroadSoft’s Form 10-Q for the quarter ended June 30, 2011, filed with the Securities and Exchange Commission on August 8, 2011, and in BroadSoft’s other filings with the SEC. All information in this press release is as of October 11, 2011. Except as required by law, BroadSoft undertakes no obligation to update publicly any forward-looking statement made herein for any reason to conform the statement to actual results or changes in its expectations.

About BroadSoft:

BroadSoft provides software that enables mobile, fixed-line and cable service providers to deliver voice and multimedia services over their IP-based networks. The Company’s software, BroadWorks®, enables service providers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, video calling, unified communications, collaboration and converged mobile and fixed-line services.

BroadSoft and BroadWorks are registered trademarks of BroadSoft, Inc. All other names are trademarks of their respective owners.

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